Exhibit 23.8

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

May 16, 2024

Royal Bank of Canada

200 Bay Street

Royal Bank Plaza

Toronto, Ontario

Canada M5J 2J5

Ladies and Gentlemen:

Royal Bank of Canada, a Canadian chartered bank (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 on December 20, 2023 (the “Registration Statement”) in order to register under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Bank’s Senior Global Medium-Term Notes, Series J (the “Notes”), to be issued from time to time pursuant to the Senior Debt Securities Indenture dated as of October 23, 2003 between the Bank and The Bank of New York Mellon (as successor to the corporate trust business of JPMorgan Chase Bank, N.A.), as trustee, as supplemented by the first supplemental indenture dated as of July 21, 2006, the second supplemental indenture dated as of February 28, 2007, the third supplemental indenture dated as of September 7, 2018, the fourth supplemental indenture dated as of June 22, 2023 and the fifth supplemental indenture dated as of June 22, 2023 (collectively, the “Indenture”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity, in a pricing supplement relating to the offer and sale of any particular Notes prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP